As filed with the Securities and Exchange Commission on June 6, 2014

Registration No. 333-173683

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 2

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITIGROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1568099
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
399 Park Avenue New York, NY	10043
(Address of Principal Executive Offices)	(Zip Code)

Citigroup 2009 Stock Incentive Plan

(Full Title of the Plan)

Rohan Weerasinghe

General Counsel

Citigroup Inc.

399 Park Avenue

New York, NY 10043

(Name and Address of Agent for Service)

(212) 559-1000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 filed by Citigroup Inc. (the “Registrant”) on April 22, 2011 (File No. 333-173683) is being filed for the purpose of deregistering 12,000,000 of the shares of the Registrant’s common stock, par value $.01 per share (“Common Stock”) that remained authorized for grant under the Citigroup 2009 Stock Incentive Plan (the “2009 Plan”), and which were registered on Registration Statement No. 333-173683 (as adjusted for a subsequent 1-for-10 reverse stock split, 44,916,786 shares of Common Stock were registered on Registration Statement No. 333-173683). The 2009 Plan expired with respect to new awards on April 21, 2014. On April 22, 2014, stockholders of the Registrant approved the Citigroup 2014 Stock Incentive Plan (the “2014 Plan”) with an initial share authorization equal to the number of shares of Common Stock remaining available for grant under the 2009 Plan on its expiration date, but not to exceed 52,000,000 shares.

On the expiration date of the 2009 Plan, at least 52,000,000 shares of Common Stock remained available for grant. Concurrently with this Post-Effective Amendment No. 2, the Registrant is also filing (i) a Registration Statement on Form S-8 to register the 52,000,000 shares of Common Stock authorized for grant under the 2014 Plan, and (ii) a post-effective amendment to another Registration Statement (File No. 333-181647) to deregister the additional 40,000,000 shares of Common Stock that remained available for grant under the 2009 Plan at its expiration.

The 2009 Plan remains in effect with respect to awards granted prior to its expiration on April 21, 2014.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, Citigroup Inc. certifies that it has reasonable grounds to believe it meets all of the requirements for filing this Post-Effective Amendment No. 2 to a Registration Statement on Form S-8 (File No. 333-173683) and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 6, 2014.

CITIGROUP INC. (Registrant)

By	/s/ John C. Gerspach
John C. Gerspach Chief Financial Officer

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